UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  February 20, 2013

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events

On February 15, 2013, Great Basin Resource Watch and the Western Shoshone Defense Project filed a Complaint against the Bureau of Land Management (BLM) in the U.S. District Court, District of Nevada, seeking relief under National Environmental Policy Act and other federal laws challenging the BLM’s issuance of the Record of Decision (ROD) for the Mt. Hope project.  The Plaintiffs filed a motion for a preliminary injunction on February 20, 2013 and there is no hearing date set for the motion. The Company has not been named as a defendant in the suit but will closely monitor the litigation and at the appropriate time will seek to intervene in the suit.

The Mt. Hope project underwent an exhaustive environmental analysis and review that lasted more than 6 years.  The process to complete the Environmental Impact Statement included extensive public and cooperation agency input (including the BLM, the National Park Service, the U.S. Environmental Protection Agency, the Nevada Division of Wildlife and the County of Eureka).  The Company supports the work completed by the BLM and believes that the ROD complies with all federal statutes and rules, is very robust and defensible. While General Moly believes Great Basin Resource Watch and the Western Shoshone Defense Project’s position is without merit, it cannot reasonably predict the final outcome of this Complaint, and an unfavorable outcome could result in additional conditions on operations that could have a material adverse effect on the company’s financial position or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: February 25, 2013	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer